Exhibit 10.1

EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036

ROYAL BANK OF CANADA One Liberty Plaza New York, New York 10006

CONFIDENTIAL

December 20, 2011

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Attention:  Ron Lombardi

Project Prism
Commitment Letter

Ladies and Gentlemen:

You have advised Citi (as defined below), Morgan Stanley Senior Funding, Inc. (“MSSF”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Citi and MSSF, “we” and “us” or the “Commitment Parties”) that Prestige Brands Holdings, Inc. (“Holdings” or “you”), Prestige Brands, Inc. (the “Borrower”) and/or one or more of its subsidiaries intends to acquire (the “Acquisition”), directly or indirectly, a business previously identified to us by you as “Prism” (“Prism”).  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Term Sheet”),  the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Unsecured Bridge Term Sheet”, and collectively with the Senior Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).

1 RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada.

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.           Commitments.

In connection with the Transactions, each of Citi, MSSF and Royal Bank (together with any other initial lender that becomes a party hereto, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to, severally and not jointly, provide45%, 45% and 10%, respectively, of the entire aggregate principal amount of each of the Credit Facilities, subject only to the satisfaction of the conditions set forth herein, in the sections entitled “Conditions to All Borrowings” in Exhibit B and Exhibit C hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit D hereto.

2.           Titles and Roles.

It is agreed that (i) Citi, MSSF and RBCCM will act as joint lead arrangers and joint bookrunners for each of the Credit Facilities (collectively, the “Lead Arranger” or the “Lead Arrangers”), (ii) Citi will act as administrative agent and collateral agent (in such capacity, the “Senior Administrative Agent”) for the Senior Secured Credit Facilities, (iii) MSSF will act as administrative agent (in such capacity, the “Unsecured Bridge Administrative Agent” and, collectively with the Senior Administrative Agent, the “Administrative Agent”) for the Unsecured Bridge Facility and (iv) RBCCM will act as documentation agent for each of the Credit Facilities.  It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Credit Facilities, (x) Citi shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (y) MSSF will be placed immediately to the right of Citi and (ii) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Unsecured Bridge Facility, (x) MSSF shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (y) Citi will be placed immediately to the right of MSSF.  You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities unless you and we shall so agree.

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3.           Syndication.

The Lead Arranger reserves the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arranger in consultation with you and, with respect to the Revolving Facility only, reasonably acceptable to the Lead Arranger and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to provide the Initial Lenders with a period of 15 consecutive business days commencing on or after January 3, 2012 following the receipt of the Information Memorandum (as defined below) in a form customarily delivered in connection with senior secured bank financings and senior unsecured bridge financings and prior to the Closing Date to syndicate the Credit Facilities; provided that (a) we agree not to syndicate our commitments to (i) certain banks, financial institutions and other institutional lenders (“Disqualified Institutions”) that have been specified to us by you or the Borrower in writing prior to the date hereof and (ii) competitors of you, Prism and your and its respective subsidiaries that have been specified to us by you or the Borrower in writing prior to the date hereof (“Disqualified Competitors” and, together, with Disqualified Institutions, “Disqualified Lenders”) and (b) notwithstanding the Lead Arranger’s right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Credit Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

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Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.  The Lead Arranger may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Credit Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of Successful Syndication (as defined in the Fee Letter) and the day that is 90 days following the Closing Date, you agree actively to assist (and use commercially reasonable efforts to cause Prism to assist) the Lead Arranger in completing a timely syndication that is reasonably satisfactory to us and you.  Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, Prism’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management of Prism, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause Prism to assist) in the preparation and delivery, prior to the date that is 15 consecutive business days prior to the Closing Date ending on the third business day prior to the Closing Date  of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the date that is 15 consecutive business days prior to the Closing Date ending on the third business day prior to the Closing Date, ratings for the Credit Facilities and the Unsecured Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arranger, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause the officers of Prism to be available for such meetings), (f) your using commercially reasonable efforts to provide prior to the date that is (i) 15 consecutive business days prior to the Closing Date ending on the third business day prior to the Closing Date, customary pro forma financial statements of the Borrower after giving effect to the Transactions (but excluding the impacts of any purchase accounting adjustments) and (ii) 15 consecutive business days prior to the Closing Date ending on the third business day prior to the Closing Date, customary forecasts of financial statements of the Borrower for each quarter for the first twenty four months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Credit Facilities and (g) at any time prior to the earlier of Successful Syndication (as defined in the Fee Letter) or 90 days following the Closing Date, ensuring (or, in the case of Prism, your using commercially reasonable efforts to ensure) that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, Prism or any of your or its respective subsidiaries being offered, placed or arranged (other than the Unsecured Notes or debt securities issued in lieu of the Unsecured Notes) without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Credit Facilities.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arranger, in its capacities as such, will manage, in consultation with you, all aspects of any syndication of the Credit Facilities, including decisions as to the selection of institutions (which, in the case of the Revolving Facility, shall be reasonably acceptable to you (your consent not to be unreasonably withheld or delayed)) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Lead Arranger in its syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause Prism to provide) to us all customary information with respect to you, Prism and each of your and its respective subsidiaries and the Transactions, including all financial information and projections prepared by you (including financial estimates, financial models, forecasts and other forward-looking information, the “Projections”), as the Lead Arranger may reasonably request in connection with the structuring, arrangement and syndication of the Credit Facilities.  For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, Prism or your or its respective affiliates; provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

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You hereby acknowledge that (a) the Lead Arranger will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Credit Facilities (collectively, the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, your affiliates, Prism or your or its respective securities and who may be engaged in investment and other market related activities with respect to you, Prism or your or its respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).  You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arranger, you agree to assist (and to use commercially reasonable efforts to cause Prism to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Credit Facilities that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, Prism or any of your or its respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, Prism and us with respect to any liability related to the use of the contents of such Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders:  (a) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Credit Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you and your subsidiaries and financial statements of Prism and its subsidiaries of a type that would be publicly filed if Prism was a public reporting company.  If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

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4.           Information.

You hereby represent and warrant that (with respect to Information and Projections relating to Prism and its subsidiaries, to your knowledge) (a) all material written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the earlier of Successful Syndication (as defined in the Fee Letter) or 90 days following the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to Prism, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to Prism and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances.  In arranging and syndicating the Credit Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof or for the accuracy or completeness of the Information or the Projections.

5.           Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter dated the date hereof and delivered herewith with respect to the Credit Facilities (the “Fee Letter”).  Once paid, such fees shall not be refundable except as otherwise agreed in writing.

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6.           Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arranger to perform the services described herein are subject solely to (a) the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B hereto and Exhibit C hereto and (b) the conditions set forth in Exhibit D hereto, upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Credit Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Borrower, the Guarantors, Prism, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (A) such of the representations made by Prism with respect to Prism in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or the Borrower have the right to terminate your or its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made by you and the Borrower in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the conditions set forth in the sections entitled “Conditions to All Borrowings” in Exhibit B and Exhibit C hereto and the conditions set forth in Exhibit D hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Senior Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interest in the equity interests of the Borrower and each of its material direct wholly-owned domestic restricted subsidiaries and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Senior Administrative Agent and the Borrower acting reasonably.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Acquisition) set forth in the Facilities Documentation relating to organizational status, power and authority, due authorization, execution and delivery, enforceability and no conflicts with or consent under material law or charter documents, in each case, related to, the incurrence of the Loans, the provision of the Guarantees and the granting of security interests in the Collateral to secure the Credit Facilities; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; anti-terrorism laws and PATRIOT Act; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Senior Secured Credit Facilities and the guaranties thereof as senior debt.  This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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7.           Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Credit Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Credit Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, Prism, your or Prism’s equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Persons) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s  affiliates under this Commitment Letter, the Term Sheets, the Fee Letter or the Facilities Documentation or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, Prism or any of your or Prism’s affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role hereunder or under the Credit Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Term Sheets and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, Prism or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Credit Facilities and the use of proceeds thereunder), or with respect to any activities related to the Credit Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, in each case, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

8.           Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, Prism and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

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As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, Prism and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, Prism or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or Prism.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, Prism, your and its respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, Prism, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or Prism on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

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9.           Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arranger (such approval not to be unreasonably withheld or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the holders of Prism’s capital stock, Prism, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants or advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Credit Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders, marketing flex, caps and the securities demands), you may disclose the Fee Letter and the contents thereof to the holders of Prism’s capital stock, Prism, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants or advisors on a confidential and need-to-know basis.

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The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent required by governmental and/or regulatory authorities, in each case, based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Prism or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, Prism or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described above in this letter, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Credit Facilities upon the initial funding thereunder.  The provisions of this paragraph shall terminate on the second anniversary of the date hereof.

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10.         Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by (i) subject to the limitations set forth in paragraph 3 above, an Initial Lender to any Lender or (ii) you, on or after the Closing Date, to the Borrower) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Credit Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Credit Facilities and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of any provision of the Acquisition Agreement referred to in this Commitment Letter including the determination of the accuracy of any Specified Acquisition Agreement Representation shall be governed by, and construed in accordance with, English law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, notwithstanding that the availability and funding of the Credit Facilities is subject to conditions precedent, including the good faith negotiation of the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

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Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Closing Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Credit Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 20, 2011 (together with an executed copy of the Acquisition Agreement).  The Initial Lenders’ respective commitments and the obligations of the Lead Arranger hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Credit Facilities and (iii) 5:00 p.m., New York City time, on April 30, 2012 (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Caesar Wyszomirski
Name: Caesar Wyszomirski
Title: Director

[Signature Page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Paul Fossati
Name: Paul Fossati
Title: Vice President

[Signature Page to Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director
Head of US Leveraged Finance

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Ron Lombardi
Name: Ron Lombardi
Title: CFO

[Signature Page to Commitment Letter]

EXHIBIT A
Project Prism
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Prestige Brands Holdings, Inc. (“Holdings”), a company organized under the laws of the State of Delaware, Prestige Brands, Inc. (the “Borrower”), a company organized under the laws of the State of Delaware, and/or one or more of its subsidiaries intend to acquire (the “Acquisition”), directly or indirectly, a business previously identified to the Commitment Parties by you as “Prism” (“Prism”).In connection with the foregoing, it is intended that the following transactions shall be consummated substantially contemporaneously:

a)
Pursuant to a business sale and purchase agreement, dated as of the date hereof, in relation to certain over-the-counter consumer healthcare brands and supporting business (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”) entered into with Prism’s owners, Holdings (provided that on or prior to the Closing Date, Holdings will either (i) assign its rights and obligations under the Acquisition Agreement to the Borrower or a subsidiary Guarantor or (ii) contribute Prism to the Borrower or a subsidiary Guarantor) will acquire Prism (the “Acquisition”) through a sale and purchase transaction in accordance with the terms of the Acquisition Agreement.

b)
The Borrower will (i) obtain the senior secured credit facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Credit Facilities”) and (ii) issue up to $290 million in senior unsecured notes (the “Unsecured Notes”) in a Rule 144A offering (with back-end registration), or in the event the Unsecured Notes cannot be issued on the Closing Date or less than $290 million of Unsecured Notes are issued on the Closing Date, obtain the senior unsecured bridge facility described in Exhibit C to the Commitment Letter (the “Unsecured Bridge Facility” and, together with the Senior Secured Credit Facilities, the “Credit Facilities”).

c)
The proceeds of the Credit Facilities (and/or the Unsecured Notes) on the Closing Date will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to refinance all of the existing indebtedness for borrowed money of the Borrower and its subsidiaries under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), dated as March 24, 2010, Prestige Brands, Inc., Prestige Brands Holdings, Inc. the Lenders and Issuers party thereto, Bank of America, N.A., as Administrative Agent, and the other agents party thereto  (such refinancing of the Existing Credit Agreement, the “Refinancing”) (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Prism
Senior Secured Credit Facilities
Summary of Principal Terms and Conditions2

Borrower:	Prestige Brands, Inc. (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:
Citi will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities arranged by the Lead Arranger (as defined below) in consultation with the Borrower, and, in the case of the Revolving Facility, reasonably acceptable to the Borrower (excluding any Disqualified Lender) with respect to each of the Senior Secured Credit Facilities (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:
Citi, MSSF and RBCCM will act as joint lead arrangers and joint bookrunners for the Senior Secured Credit Facilities (collectively, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Syndication Agent:	MSSF will act as syndication agent for the Senior Secured Credit Facilities.

Documentation Agent:	RBCCM will act as documentation agent for the Senior Secured Credit Facilities.

Senior Secured Credit Facilities:
(A)         A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of $620 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount (“OID”) or upfront fees required to be funded in connection with (x) the “flex” provisions in the Fee Letter or (y) the issuance of the Unsecured Notes or any other debt securities pursuant to any offering by Holdings or any of its direct or indirect subsidiaries undertaken to finance the Acquisition (the “Securities”) (the loans thereunder, the “Term Loans”).  The Term Loans will be offered with 200 basis points OID or upfront fees on the amount thereof.

2           All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

(B)          A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Credit Facilities”) in an aggregate principal amount equal to $50 million.  Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Senior Secured Loans”.  The Revolving Facility will be offered with 100 basis points of upfront fees on the commitments on the Closing Date.

Swingline Loans:
In connection with the Revolving Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed.  Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Revolving Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments.  In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting Revolving Lenders.

Incremental Facilities:
The Senior Secured Credit Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Credit Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to the greater of (a)(i) $220 million plus (ii) all voluntary prepayments and commitment reductions of the Senior Secured Credit Facilities prior to such time minus (iii) amounts incurred pursuant to clause (iii) of the third paragraph under Negative Covenants and (b) the amount that would not, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (assuming (x) the full amount thereof is drawn and the commitments thereunder are fully utilized and (y) net cash proceeds of any loans under any Incremental Facility are not netted from indebtedness for purposes of calculating the Consolidated First Lien Net Leverage Ratio (as defined below)) and after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments, cause the Consolidated First Lien Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles (as defined below)) to exceed 4.00:1.00, subject solely to the following terms and conditions: (i) the Incremental Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Senior Secured Credit Facilities, (ii) the representations and warranties in the Credit Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of the Incremental Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), subject to customary “Sungard” limitations to the extent the proceeds of any Incremental Facility are being used to finance an acquisition, (iii) no existing Lender will be required to participate in any such Incremental Facility without its consent, (iv) no default or event of default under the Senior Secured Credit Facilities would exist after giving effect thereto, (v) the maturity date of any such Incremental Term Facility or Incremental Revolving Facility shall be no earlier than the maturity date of the Term Facility or the Revolving Facility, respectively, and, in the case of the Incremental Term Facility only, the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term Facility, (vi) in the case of an Incremental Revolving Increase, the maturity date of such Incremental Revolving Increase shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Increase shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Increase shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility, (vii) the interest rate margins and (subject to clauses (v) and (vi), as appropriate) amortization schedule applicable to any Incremental Term Facility or Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Facility or Incremental Revolving Facility are higher than the interest rate margins for the Term Loans or the Revolving Facility by more than (in either case) 50 basis points, then the interest rate margins for the Term Loans or Revolving Commitments, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility or Incremental Revolving Facility, as the case may be, minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Loans or the Incremental Revolving Facility and the Revolving Facility, (x) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loans or the Revolving Facility or to one or more arrangers (or their affiliates) of any Incremental Term Facility or Incremental Revolving Facility shall be excluded, (y) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity) and (z) if the Incremental Facilities include an interest rate floor greater than the applicable interest rate floor under the existing Senior Secured Credit Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Senior Secured Credit Facilities shall be required, but only to the extent an increase in the interest rate floor in the existing Senior Secured Credit Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Senior Secured Credit Facilities shall be increased to the extent of such differential between interest rate floors  (all adjustments made pursuant to this clause (vii), the “MFN Adjustments”), (viii) any Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facility or the Revolving Facility, as the case may be (except to the extent permitted by clause (v) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent and provided, further that (x) in no event shall any Incremental Term Facilities be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless any such prepayment is accompanied by a ratable prepayment of Term Loans and (y) any Incremental Revolving Facility will be subject to pro rata borrowing, letter of credit participation and prepayment and commitment reduction provisions with the Revolving Facility and any other revolving facility under the Senior Secured Credit Facilities (the “Revolver Ratability Requirements”), (ix) each Incremental Facility shall be in such minimum amounts and subject to such notice provisions and other mechanics as are consistent with the Documentation Principles and (x) after giving effect to the incurrence of any Incremental Facilities, the Borrower shall be in pro forma compliance with the Financial Covenants referred to below for the most recently ended fiscal quarter of the Borrower for which financial statements were delivered.

Refinancing Facilities:
The Credit Facilities Documentation will permit the Borrower to refinance loans under the Term Facility (or any Incremental Term Facility) or commitments under the Revolving Facility (or any Incremental Revolving Facility) from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Credit Facilities Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior, senior subordinated or subordinated unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Senior Secured Credit Facilities (and such notes or loans, “Refinancing Notes”), subject solely to the following terms and conditions: (i) customary intercreditor agreements are entered into, (ii) any Refinancing Term Facility or Refinancing Notes does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, (iii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving commitments being refinanced, (iv) none of the Borrower’s restricted subsidiaries is a borrower or guarantor with respect to any Refinancing Facility unless such restricted subsidiary is a Guarantor which shall have previously or substantially concurrently Guaranteed the Borrower Obligations, (v) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms and conditions at the time of incurrence or issuance; provided that if any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes contains any financial maintenance covenants, such covenants shall not be tighter than (or in addition to) those contained in the Credit Facilities Documentation, (vi) delivery of certificates and information consistent with the Documentation Principles, and (vii) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, pro rata commitment reductions) under the applicable Senior Secured Credit Facility being so refinanced; provided that (x) in no event shall Refinancing Term Facilities be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless any such prepayment is accompanied by a ratable prepayment of Term Loans and (y) any Refinancing Revolving Facility will be subject to the Revolver Ratability Requirements.

Purpose:
(A)         The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility, the proceeds from the Unsecured Bridge Facility and/or the Unsecured Notes and cash on hand at the Borrower and Prism, solely to pay the Acquisition Costs.

(B)         The letters of credit and proceeds of Revolving Loans (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and, subject to the limitation below under “Availability”, to finance a portion of the Acquisition Costs.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)         The Revolving Facility (exclusive of letter of credit usage) will be made available on and after the Closing Date (i) in an aggregate principal amount up to $15 million (a) to finance the Transactions and the Acquisition Costs (including to fund OID or upfront fees in connection with the Senior Secured Credit Facilities other than as required to be funded under the flex provisions of the Fee Letter) and (b) for working capital needs, (ii) to fund any or all OID or upfront fees in connection with the Senior Secured Credit Facilities required to be funded under the flex provisions in the Fee Letter or in connection with the issuance of the Unsecured Notes, or any other Securities on the Closing Date and (iii) to backstop, replace or cash collateralize existing letters of credit.  Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available at Prism or its subsidiaries as of the Closing Date.  Otherwise, subject to the terms of the Credit Facilities Documentation, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon.  Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:
With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:
An aggregate amount to be agreed upon of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit denominated in dollars.  Letters of credit under the Revolving Facility will be issued by the Administrative Agent and/or other Revolving Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”).  Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).  The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank.  The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Revolving Lender becomes a “defaulting Lender”, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments.  In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Revolving Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:
(A)           Term Facility

The Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the maturity date thereof.  The Term Facility will mature on the date that is seven years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under a tranche of Term Loans that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

(B)           Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the Credit Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender (it being understood that each Revolving Lender under a tranche of Revolving Commitments that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender under such tranche).

Guarantees:
All obligations of the Borrower (the “Borrower Obligations”) under the Senior Secured Credit Facilities and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Guarantors”), provided that Guarantors shall not include,(a) any domestic subsidiary of a foreign subsidiary, (b) any domestic subsidiary that is a disregarded entity for U.S. federal income tax purposes substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries and any other assets incidental thereto, (c) unrestricted subsidiaries, (d) captive insurance companies, (e) not-for-profit subsidiaries, (f) special purpose entities, (g) immaterial subsidiaries (defined in a manner to be agreed) and (h) to the extent a guarantee is prohibited or restricted by applicable law whether on the Closing Date or thereafter or contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, contract existing when such subsidiary was acquired (including any requirement to obtain governmental authority or third party consent) or would result in material adverse tax consequences as reasonably determined by Borrower in consultation with the Administrative Agent .

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:
Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) perfected pledge of all the capital stock of the Borrower and a perfected pledge of all the capital stock in material wholly-owned restricted subsidiaries directly held by the Borrower or any Guarantor (which pledge, in the case of the capital stock of any foreign subsidiary of a domestic entity or of a domestic entity that is disregarded entity for U.S. federal income tax purposes substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries and any other assets incidental thereto, shall be limited to 65% of the stock of such foreign subsidiary or such domestic entity, as the case may be) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and fee-owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, intercompany notes in excess of an amount to be agreed and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude (including from any applicable security documents) the following:  (i) any immaterial fee-owned real property and any leasehold interest (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ii) perfection of any motor vehicles and other assets subject to certificates of title, (iii) all commercial tort claims, (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited thereby, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (vi) margin stock and equity interests in any person other than material wholly-owned restricted subsidiaries (other than immaterial and other excluded subsidiaries (to be defined consistent with the Documentation Principles), (vii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (viii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with the Administrative Agent, (ix) letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (x) cash and cash equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), deposit and securities accounts (including securities entitlements and related assets) and (xi) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law (the foregoing described in clauses (i) through (xi) are, collectively, the “Excluded Assets”).

Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the cost of obtaining a security interest in such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Administrative Agent (in consultation with the Borrower).

Notwithstanding anything to the contrary, the Borrower and the subsidiary Guarantors shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the Credit Facilities Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be agreed or (D) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the Credit Facilities Documentation, (ii) to enter into any control agreements with respect to assets requiring perfection through control agreements or perfection by “control” (other than in respect of certificated equity interests in the Borrower and material wholly-owned restricted subsidiaries otherwise required to be pledged) (including without limitation deposit accounts and other bank or securities accounts) or (iii) to take any action in any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that, other than pledge agreements with respect to the equity interests of certain material foreign subsidiaries to be mutually agreed upon, there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Facilities Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens and other exceptions and baskets to be set forth in the Credit Facilities Documentation).

The liens on the Collateral securing the Senior Secured Credit Facilities will be pari passu with the liens on the Collateral securing the Borrower’s existing 8.25% Senior Notes due 2018 (the “Existing Notes”).  The priority of the security interests and related creditor rights between the Senior Secured Credit Facilities and the Existing Notes will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) on terms and conditions to be mutually agreed.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

(a)          Commencing with the fiscal year ending March 31, 2013, 50% of Excess Cash Flow (to be defined consistent with the Documentation Principles) with step-downs 25% and 0% based upon the achievement of Consolidated First Lien Net Leverage Ratio levels to be agreed; provided that, (i) in any fiscal year, any voluntary prepayments of loans under the Term Facility and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of indebtedness or from any Specified Equity Contribution, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year; provided that, in the case of Term Loans prepaid at a discount to par, any such reduction of the amount of Excess Cash Flow prepayments shall be equal to the amount spent to make such prepayment (as opposed to the face amount of the Term Loans so prepaid) and (ii) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures, permitted investments, permitted acquisitions and certain restricted payments to be agreed, in each case, to the extent financed with internally generated funds and made during such fiscal year;

(b)          100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed, subject to exceptions to be agreed and subject to the right to reinvest 100% of such proceeds if such proceeds are reinvested (or committed to be reinvested) in the business (other than working capital, except for short term capital assets), including in permitted acquisitions or capital expenditures,  within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after of the end of such 12 month period, and other exceptions to be set forth in the Credit Facilities Documentation; and

(c)          100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (excluding debt permitted under the Credit Facilities Documentation but including Refinancing Facilities and Refinancing Notes).

In addition, in the event certain brands previously identified to the Lead Arranger (the “Split Brands”) are not acquired on or prior to the six month anniversary of the Closing Date, the Borrower shall within 5 business days of such anniversary (or such later date as is the end of the next concluding interest period) prepay Term Loans in an aggregate principal amount (the “Prepayment Amount”) of $45,000,000, or such lesser amount as constitutes the ratable portion of such $45,000,000 allocable as of the date hereof to such brand(s) not purchased based on a customary economic metric to be agreed.

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, on a pro rata basis to the Term Facility and any Incremental Term Facility under the Credit Facilities Documentation and to scheduled amortization payments thereof in direct order of maturity.

Any Lender under the Term Facility may elect not to accept its pro rata portion of any mandatory prepayment under clauses (a) and (b) above (each a “Declining Lender”).  Any prepayment amount declined by a Declining Lender may be retained by the Borrower.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Credit Facilities Documentation to the extent such prepayments (including the repatriation of cash in connection therewith) would (a) be prohibited or delayed by applicable law; provided that the Borrower and its restricted subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation or (b) result in material adverse tax consequences; provided that, if not previously repatriated and applied to such prepayment within 12 months, an amount equal to the affected portion of Excess Cash Flow or asset sale proceeds (less the amount of additional taxes that would have been payable or reserved against if such amount had been repatriated) shall be applied to prepay the Term Facility or to other local indebtedness of restricted subsidiaries organized in the relevant jurisdiction.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Credit Facilities will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty (except as provided below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facility and any Incremental Term Facility will be applied to the remaining amortization payments under the Term Facility or such Incremental Term Facility, as applicable, and may be applied to any of the Term Facility or any Incremental Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Documentation:
The definitive documentation for the Senior Secured Credit Facilities (the “Credit Facilities Documentation”) shall be negotiated in good faith to finalize the Credit Facilities Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable, shall be based on the definitive documentation for Emdeon with changes determined to be reasonably necessary by the Lead Arrangers in light of market conditions at the time of syndication (provided that such modifications shall not be in contravention of any of the terms and conditions set forth in this Exhibit B), shall contain the terms and conditions set forth in this Exhibit B and, to the extent any terms are not set forth in this Exhibit B, shall otherwise be usual and customary for transactions of this kind, reflecting the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, practices and the Borrower’s proposed business plan (collectively, the “Documentation Principles”).  The Credit Facilities Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit B, and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles as applied to transactions of this kind.

Representations and Warranties:
Limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries only): organization; existence, qualification and power; compliance with laws; authorization; no contravention with respect to the Credit Facilities Documentation; governmental authorization; binding effect of the Credit Facilities Documentation; financial statements; no material adverse effect (after the Closing Date); litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; investment company act; disclosure; intellectual property; projections; creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens and the Certain Funds Provisions); status of the Senior Secured Credit Facilities as senior debt; no material undisclosed liabilities; anti-terrorism laws (including PATRIOT Act); and consolidated Closing Date solvency of the Borrower and its subsidiaries, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Credit Facilities Documentation.

Conditions to Initial Borrowing:
The availability of the initial borrowing and other extensions of credit under the Senior Secured Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit D to the Commitment Letter.

Conditions to All Borrowings:
The making of each extension of credit under the Senior Secured Credit Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:
Limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries only): quarterly and annual financial statements (with annual financial statements accompanied by an opinion of an independent accounting firm (which opinion shall not contain any going concern qualification)); certificates; other information; notices; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; further assurances as to security; compliance with environmental laws; annual budget; material changes in nature of business; use of proceeds; and designation of subsidiaries; commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case with respect to the Borrower and a rating of each of the Senior Secured Credit Facilities by each of S&P and Moody’s (with no requirement to maintain any minimum ratings); subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Credit Facilities Documentation.

Negative Covenants:
Limited to the following (to be applicable to Holdings, the Borrower and their restricted subsidiaries and, in the case of the passive holding company covenant set forth below, Holdings) limitations on: liens (which shall permit liens securing any Refinancing Facilities and any Incremental Facilities); investments (including acquisitions, loans, etc.); debt (which shall permit any Refinancing Facilities and any Incremental Facilities); limitation on changes in fiscal year of Holdings and the Borrower; fundamental changes; dispositions; restricted payments; transactions with affiliates; restrictions on negative pledge clauses; prepaying and amending subordinated debt, the Unsecured Bridge Facility, the Unsecured Notes, unsecured Ratio Indebtedness (as defined below) and permitted refinancings of any of the foregoing; and Holdings incurring material liabilities, owning material assets or conducting material business other than as a passive holding company. Certain baskets and exceptions to the foregoing covenants shall be agreed.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) no Event of Default exists and the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and customary pro forma adjustments, including pro forma cost savings and synergy addbacks, to be agreed) with the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and (b) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary) will become Guarantors and pledge their Collateral to the Administrative Agent to the extent required by the Credit Facilities Documentation. With respect to acquisitions of entities that do not become Guarantors, consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount not to exceed an amount equal to the sum of (x) an amount to be agreed and (y) available “Cumulative Credit” amounts (to be defined in a manner consistent with the Documentation Principles and based on the unswept portion of Excess Cash Flow plus qualified equity proceeds (other than Specified Equity Contributions)).

So long as no event of default has occurred and is then continuing, the Borrower and any restricted subsidiary will be permitted to (a) incur indebtedness (“Ratio Indebtedness”) subject to compliance on a pro forma basis with (i) the Financial Covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (ii) a Total Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles and, in any case, to be determined net of all unrestricted cash and cash equivalents, but to exclude the cash proceeds from the indebtedness being incurred) of 5.50:1.00 and (iii) if such indebtedness (or other permitted indebtedness) is to be secured, the amount of such indebtedness could have been incurred as Incremental Facilities (and shall be treated as first lien debt for all ratio calculations) under the test described above, subject to the execution and delivery of pari passu or junior lien intercreditor agreements; provided that such indebtedness shall (A) have a maturity at least 91 days after the latest date of maturity of the Senior Secured Credit Facilities, (B) in the event such indebtedness is incurred or guaranteed on a pari passu secured basis by the Borrower or a Guarantor, be in the form of debt securities or indebtedness that is not a term loan or revolving loan, and (C) have terms and conditions (other than pricing, rate floors, discounts, fees, and optional redemption provisions) that are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Credit Facilities Documentation (when taken as a whole); provided further that any such indebtedness incurred pursuant to clause (a) above by a restricted subsidiary that is not a Guarantor (including any non-U.S. subsidiaries) shall be capped at an amount to be agreed and (b) make unlimited non-ordinary course asset sales subject to fair market value, the consideration for such sales being at least 75% cash consideration (subject to designated non-cash consideration) and compliance, if required, with the mandatory prepayment provisions.

Financial Maintenance Covenants:
Limited to the following financial maintenance covenants (the “Financial Covenants”) solely for the benefit of the Revolving Facility: (i) a maximum Consolidated Total Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles and, in any case, to be determined net of all unrestricted cash and cash equivalents) and (ii) a minimum Consolidated Net Cash Interest Coverage Ratio (to be defined in a manner consistent with the Documentation Principles).  The Term Facility shall not have the benefit of, or any rights with respect to, the Financial Covenants (including, without limitation, as to amendments, modifications and waivers).

The foregoing Financial Covenants will be tested quarterly with respect to the Borrower and its restricted subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

The levels with respect to the Financial Covenants shall be set to reflect at least a 35% cushion (calculated on a non-cumulative basis, with the levels with respect to the minimum Consolidated Net Cash Interest Coverage Ratio reflecting a greater cushion than the levels with respect to the maximum Consolidated Total Net Leverage Ratio) to Consolidated EBITDA from the Borrower’s financial model most recently delivered to the Lead Arranger prior to the date of the Commitment Letter (the “Borrower’s Financial Model”) together with any updates or modifications thereto reasonably agreed among the Borrower and the Commitment Parties or as necessary to reflect (i) any exercise of “market flex” pursuant to the Fee Letter (including as to margin, LIBOR floor, OID and upfront fees), (ii) if the Unsecured Bridge Facility is funded, assuming that the interest rate under the Unsecured Bridge Facility is at the Unsecured Total Cap, (iii) the actual pricing of the Term Loans, Unsecured Notes and other Securities issued on the Closing Date in excess of the related yield assumed in the Borrower’s Financial Model (or if the actual pricing of the Unsecured Notes or other Securities occurs after completion of Successful Syndication, assuming pricing at the Unsecured Total Cap or such other yield acceptable to the Borrower) and (iv) Adjusted LIBOR consistent with the assumptions in the Borrower’s Financial Model.

It is agreed that “Consolidated EBITDA” as used in the calculation of the Financial Covenants and otherwise in the Facilities Documentation shall be defined in a manner consistent with the Documentation Principles and in any event shall include, without limitation:

(i)  (x) cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower) within 18 months after the Closing Date and (y) cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower) within 18 months after a merger or other business combination, acquisition or divestiture (or 12 months in the case of any other restructuring, cost savings initiative or other initiative) is consummated;

(ii) restructuring and related charges up to an amount to be agreed; and

(iii)  adjustments and add-backs reflected in the Company’s financial model as provided to the Lead Arranger, and others as shall be mutually negotiated in light of Borrower’s business, operations and the Company’s business plan.

For purposes of determining compliance with the Financial Covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial maintenance covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject solely to the following terms and conditions: (a) in each four fiscal quarter  period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenants, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Credit Facilities Documentation, (d) no more than five Specified Equity Contributions shall be made during the term of the Senior Secured Credit Facilities and (e) there shall be no reduction in indebtedness in connection with any Specified Equity Contributions for determining compliance with the Financial Covenants and no Specified Equity Contribution will reduce (or count towards) net leverage/indebtedness for purposes of any calculation thereof.

Unrestricted Subsidiaries:
The Credit Facilities Documentation will contain provisions pursuant to which , subject to limitations on loans, advances, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, provided that, (x) immediately after giving effect to any such designation, no event of default shall have occurred and shall be continuing and (y) after giving pro forma effect to such designation or re-designation, as if it had occurred on the first day of the applicable reference period, the Borrower would be in compliance with the Financial Covenants, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available.  Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenants.  The designation of any subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof.  The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute (i) the incurrence at the time of designation of any indebtedness, liens or investments of such subsidiary existing at such time and (ii) a return on any such investment in an amount equal to the fair market value.

Events of Default:
Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): nonpayment of principal, interest or fees (with grace periods for interest, fees and other amounts); failure to perform negative covenants and the Financial Covenants (and affirmative covenants to provide notice of default or maintain the Borrower’s corporate existence); failure to perform other covenants subject to a 30- day cure period after notice by the Administrative Agent; any representation or warranty incorrect in any material respect when made; cross-default and cross-acceleration to other indebtedness, subject to a threshold amount; bankruptcy or insolvency proceedings; monetary judgment, subject to a threshold amount; ERISA events, subject to material adverse effect; invalidity (actual or asserted in writing by the Borrower or any Guarantor) of the Credit Facilities Documentation or material portion of Collateral; and change of control (to include a pre and post-initial public offering provision); provided that, notwithstanding anything to the contrary in the Credit Facilities Documentation, a breach of the Financial Covenants will not constitute an Event of Default for purposes of the Term Facility (or any other facility other than the Revolving Facility), and the Lenders under the Term Facility (or any other facility other than the Revolving Facility (including any Incremental Revolving Facilities)) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenants until the date, if any, on which the commitments under the Revolving Facility have been terminated and the loans under the Revolving Facility have been accelerated as a result of such breach.

Voting:
Amendments and waivers of the Credit Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Credit Facilities (the “Required Bank Lenders”), except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal (including any amortization payment), interest or fees, (c) extensions of final maturity or the due date of any interest, fee or amortization payment, (d) releases of all or substantially all Guarantors or all or substantially all of the Collateral, and (e) changes in voting thresholds.  Defaulting Lenders will be subject to the suspension of certain voting rights.  Notwithstanding the foregoing, amendments and waivers of the Financial Covenants (or any of the financial definitions included in the Financial Covenants) will require only the consent of Lenders holding more than 50% of the aggregate commitments and loans under the Revolving Facility and no other consents or approvals shall be required.

The Credit Facilities Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

For the avoidance of doubt, the Credit Facilities Documentation may be amended in order to modify any provision relating to pro rata sharing of payments (other than the “waterfall provisions” applicable following enforcement) among the Lenders (and, in any case, any provision requiring pro rata payments or sharing of payments in connection with “amend and extend” transactions) with the consent of the Required Bank Lenders.

The Credit Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders under the Senior Secured Credit Facilities, or of all Lenders directly affected thereby so long as Lenders under the relevant facilities holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Credit Facilities shall have consented thereto.

Cost and Yield Protection:
The Credit Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (it being understood that Dodd-Frank and Basel III and the applicable regulations thereunder shall be deemed to be changes in law following the Closing Date) and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowings on a day other than the last day of an interest period with respect thereto, it being understood that there will be a customary exception to be agreed to the gross-up obligations for U.S. federal withholding taxes imposed as a result of any failure of a Lender to comply with the procedures, certifications, information reporting, disclosure or other related requirements of newly enacted Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (and any regulations promulgated thereunder or published administrative guidance issued pursuant thereto), and any amended or successor version that is substantively comparable.

Assignments and Participations:
The Lenders will be permitted to assign (other than to any Disqualified Lender) (a) loans under the Term Facility with the consent of the Borrower (not to be unreasonably withheld or delayed) and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank (in each case, not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required in the case of (A) the Term Facility only, if such assignment is made to another Lender or an affiliate or approved fund of a Lender or in connection with the initial syndication (subject to the terms of the Commitment Letter), (B) the Revolving Facility only, if such assignment is made to another Lender that is a Lender under the Revolving Facility, or (C) after the occurrence and during the continuance of a payment or bankruptcy with respect to the Borrower) event of default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed.  In the case of the Term Facility only, the Borrower shall be deemed to have consented to an assignment of loans under the Term Facility if the Borrower does not object to such assignment within 10 business days following the Borrower’s receipt of a written request for consent to such assignment from the Administrative Agent.

Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facility and $5,000,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class.  Assignments will be by novation and in the case of the Senior Secured Credit Facilities will not be required to be pro rata among the Senior Secured Credit Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations (other than to any Disqualified Lender) in loans and commitments without restriction in accordance with applicable law and subject to limitations consistent with the Documentation Principles.  Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

The Credit Facilities Documentation shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its subsidiaries.

Expenses and Indemnification:
The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Credit Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent and the Commitment Parties taken as a whole).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the directors, officers, employees, counsel, agents, advisors and other representatives of the foregoing, and hold them harmless from and against any and all losses, liabilities, damages, claims and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its controlled affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the Credit Facilities Documentation by any such person or one of its affiliates or (iii) disputes between and among indemnified persons to the extent such disputes do not arise from any act or omission of the Borrower or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Senior Secured Credit Facilities unless such claims arise from the gross negligence, bad faith or willful misconduct of such indemnified person).

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, the Lead Arranger and the Bookrunner:	Cahill Gordon & Reindel LLP.

ANNEX I

Interest Rates:	Initially, the interest rates under the Senior Secured Credit Facilities will be as follows:

With respect to the Revolving Loans, at the option of the Borrower, initially, Adjusted LIBOR plus 5.00% or ABR plus 4.00%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Revolving Facility shall be subject to at least one 25 basis points reduction on a pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio set forth in the applicable officer’s certificate and shall be as agreed upon between the Borrower and the Administrative Agent.

With respect to Term Loans, at the option of the Borrower, initially, Adjusted LIBOR plus 5.00% or ABR plus 4.00%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Term Facility shall be subject to one 25 basis points reduction on a pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio set forth in the applicable officer’s certificate and shall be as agreed upon between the Borrower and the Administrative Agent.

With respect to swingline borrowings, ABR plus 4.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans where the applicable rate is determined pursuant to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

Annex I to Exhibit B - 1

ABR is the Alternate Base Rate, which is the highest of (i) the rate of interest established by the Administrative Agent, from time to time, as its “corporate base rate”, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

With respect to the Term Loans, there shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of (i) 1.25% per annum and (ii) a minimum ABR requirement of 2.25%.

Letter of Credit Fee:
A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.  In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:
The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing from the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.

Swingline loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Annex I to Exhibit B - 2

EXHIBIT C

Project Prism
Senior Unsecured Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions3

Borrower:	Same as the Borrower under the Senior Secured Credit Facilities.

Administrative Agent:
MSSF will act as sole administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities arranged by the Lead Arranger (as defined below) in consultation with the Borrower (excluding any Disqualified Lender) with respect to the Unsecured Bridge Facility (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:
MSSF, Citi and RBCCM will act as joint lead arrangers and joint bookrunners for the Unsecured Bridge Facility (collectively, the “Lead Arranger”), and will perform the duties customarily associated with such role.

Syndication Agent:	Citi will act as syndication agent for the Unsecured Bridge Facility.

Documentation Agent:	RBCCM will act as documentation agent for the Unsecured Bridge Facility.

Unsecured Bridge Facility:
A senior unsecured bridge facility (the “Unsecured Bridge Facility”) in an aggregate principal amount of $290 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date in connection with the issuance of the Unsecured Notes or any other Securities on the Closing Date minus the amount of gross proceeds from Unsecured Notes on the Closing Date (the loans thereunder, the “Unsecured Bridge Loans”).

Guarantees:
The same as the guarantors for the Senior Secured Credit Facilities.  Any guarantee will be automatically released upon the release of the corresponding guarantee under the Senior Secured Credit Facilities (other than upon payment in full thereof).

3	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached.

Security:	None.

Use of Proceeds:
The proceeds of borrowings under the Unsecured Bridge Facility will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Term Facility and the Revolving Facility and cash on hand at the Borrower and Prism, solely to pay the Acquisition Costs

Interest Rates:
Interest for the first 90-day period commencing on the Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars (for interest periods of 1, 2, 3 or six months, as selected by the Borrower) plus 800 basis points (the “Initial Margin”).  Following the 90th day after the Closing Date, interest on the Unsecured Bridge Loans shall be payable at a rate equal to the Unsecured Total Cap (as defined in the Fee Letter).  The Unsecured Bridge Facility shall have a LIBOR floor equal to 1.25% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided in the second succeeding paragraph, shall the per annum yield on the Unsecured Bridge Loans exceed the Unsecured Total Cap.

Interest Payments:	Interest on the Unsecured Bridge Loans will be payable in cash quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Unsecured Bridge Loans, Senior Unsecured Term Loans or Unsecured Exchange Notes affect the payment of any default rate of interest in respect of any Unsecured Bridge Loans, Senior Unsecured Term Loans or Unsecured Exchange Notes.

Maturity:
The Unsecured Bridge Loans will mature on the first anniversary of the date of funding of the Unsecured Bridge Loans (the “Maturity Date”).  On the Maturity Date, any Unsecured Bridge Loan that has not been previously repaid in full will be, subject to the absence of a bankruptcy or other insolvency event of default, automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the date of funding of the Unsecured Bridge Facility (the “Senior Unsecured Extended Maturity Date”).  The date on which Unsecured Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Senior Unsecured Conversion Date”.  At any time on or after the Senior Unsecured Conversion Date, at the option of the applicable Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Unsecured Exchange Notes”) having an equal principal amount; provided that no Unsecured Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $75 million in aggregate principal amount of Unsecured Exchange Notes.  The Senior Unsecured Bridge Loans, the Senior Unsecured Term Loans and the Unsecured Exchange Notes shall be pari passu obligations of the Borrower.

The Senior Unsecured Term Loans will be governed by the provisions of the Unsecured Bridge Loan Documentation (as defined below) and will have the same terms as the Unsecured Bridge Loans except as expressly set forth herein or on Annex I hereto.  The Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Mandatory Prepayment:
The Unsecured Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with, subject to exceptions and baskets and in any event (in the case of clause (ii) below) no less favorable than those applicable to the Term Facility, (i) the net proceeds from the issuance of the Unsecured Notes or any other debt securities, or subject to certain exceptions to be mutually agreed, other indebtedness for borrowed money of the Borrower or any of its restricted subsidiaries (such exceptions to include borrowings under any Incremental Facility), (ii) the net proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in accordance with the Term Facility or used to repay the Term Facility or other secured debt and (iii) the net proceeds of public equity issuances of Holdings and the Borrower (subject to certain exceptions). The Borrower will also be required to prepay the Unsecured Bridge Loans following the occurrence of a change of control at 100% of the outstanding principal amount thereof. In the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a permitted securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Unsecured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Unsecured Bridge Loans held by other Lenders. These mandatory prepayment provisions will not apply to the Senior Unsecured Term Loans.

Optional Prepayment:	The Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Unsecured Bridge Loans:
Each Lender shall have the absolute and unconditional right to resell or assign the Unsecured Bridge Loans or commitments held by it in compliance with applicable law to any third party at any time; provided that, for the twelve month period commencing on the Closing Date and so long as no payment or bankruptcy event of default exists or a Demand Failure Event (as defined in the Fee Letter) has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Initial Lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Unsecured Bridge Loans.  The Administrative Agent shall receive, other than with respect to assignments by Initial Lenders, a processing and recordation fee of $3,500 for each assignment.

The Lenders will be permitted to sell participations in loans and commitments without restriction.  Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees, (b) extensions of final maturity or the due date of any interest or fee payment, (c) releases of all or substantially all of the Guarantors and (d) changes in voting threshold.  The definitive credit documentation will contain customary yank a bank provisions.

Conditions to All Borrowings:
The availability of the borrowings under the Unsecured Bridge Facility on the Closing Date shall be conditioned solely upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) the applicable conditions set forth in Exhibit D to the Commitment Letter.

Documentation:
The definitive documentation relating to the Unsecured Bridge Loans (the “Unsecured Bridge Loan Documentation” and, together with the Credit Facilities Documentation, the “Facilities Documentation”) shall be negotiated in good faith to finalize the Unsecured Bridge Loan Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable, shall be consistent with Emdeon with changes determined to be reasonably necessary by the Lead Arrangers in light of market conditions at the time of syndication (provided that such modifications shall not be in contravention of any of the terms and conditions set forth in this Exhibit C), shall contain the terms and conditions set forth in this Exhibit C and shall be consistent with the Documentation Principles as applied to transactions of this kind. Such Unsecured Bridge Loan Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit C, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles as applied to transactions of this kind.

Representations and Warranties:
The Unsecured Bridge Loan Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries substantially consistent with the representations and warranties applicable to the Senior Secured Credit Facilities but including changes thereto customary for bridge loan financings.

Covenants:
The Unsecured Bridge Loan Documentation will contain such affirmative covenants as are customary for bridge loan financings of this type and substantially similar to (but less restrictive than) those for the Senior Secured Credit Facilities to the extent applicable, and the Unsecured Bridge Loan Documentation will contain such incurrence-based negative covenants as are customary for high yield senior unsecured debt securities (but in any event less restrictive than those in the Senior Secured Credit Facilities) (it being understood that prior to the Maturity Date the restricted payments and debt incurrence covenants shall be more restrictive than is customary for high yield senior unsecured debt securities in a manner to be mutually agreed). There will not be any financial maintenance covenants.

Events of Default:
The Unsecured Bridge Loan Documentation will contain such events of default (including notice and grace periods) as are customary for high yield senior unsecured debt securities (but in any event less restrictive than those in the Senior Secured Credit Facilities), consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency proceedings; material monetary judgments subject to a threshold amount; and actual or asserted invalidity of material guarantees.

Voting:
Amendments and waivers of the Unsecured Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Unsecured Bridge Facility, except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity of the Unsecured Bridge Loans of such Lender or the due date of any interest or fee payment, (d) releases of all or substantially all of the Guarantors and (e) changes in voting thresholds.

Cost and Yield Protection:
Customary for financings of this kind, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities and a customary exception to be agreed to the gross-up obligations for U.S. federal withholding taxes imposed as a result of any failure of a Lender to comply with the procedures, certifications, information reporting, disclosure or other related requirements of newly enacted Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (and any regulations promulgated thereunder or published administrative guidance issued pursuant thereto), and any amended or successor version that is substantively comparable.

Expenses and Indemnification:	On the same basis as under the Senior Secured Credit Facilities.

Governing Law:	New York.

Counsel to the Administrative Agent, the Lead Arranger and the Bookrunner:	Cahill Gordon & Reindel LLP.

ANNEX I

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the funding of the Unsecured Bridge Loans.

Interest Rate:
The Senior Unsecured Term Loans will bear interest at an interest rate per annum (the “Senior Unsecured Term Loan Interest Rate”) equal to the Unsecured Total Cap.  Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.  Interest will be payable in cash.

Guarantees and Security:	Same as Unsecured Bridge Facility (except no guarantee by Holdings).

Covenants, Defaults and Mandatory Prepayments:
Upon and after the Senior Unsecured Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Unsecured Bridge Loan Documentation (except that any offer to repurchase upon the occurrence of a change of control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase).

Optional Prepayment:
The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Annex I to Exhibit C - 1

ANNEX II
Unsecured Exchange Notes

Issue:
The Unsecured Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.  Such indenture shall be negotiated in good faith and shall be based on forms of definitive documentation agreed to by you and the Commitment Parties, and such indenture (including all covenants, defaults and mandatory offers to purchase) shall be consistent with the terms in this Term Sheet and the Documentation Principles as applied to transactions of this kind.

Maturity:	The Unsecured Exchange Notes will mature on the date that is eight years after the date of funding of the Unsecured Bridge Loans.

Interest Rate:	The Unsecured Exchange Notes will bear interest payable semi-annually at an interest rate per annum equal to the Unsecured Total Cap. Interest will be payable in cash.

Guarantees and Security:	Same as the Senior Unsecured Term Loans.

Repurchase with Asset Sale Proceeds:
The Borrower will be required to make an offer to repurchase the Unsecured Exchange Notes at 100% of the outstanding principal amount thereof with, subject to exceptions consistent with the Documentation Principles as applied to transactions of this kind, the net proceeds from any non ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in a manner consistent with the Documentation Principles as applied to transactions of this kind or applied to repay the Senior Secured Credit Facilities or other secured debt.

Repurchase upon Change of Control:
The Borrower will be required to make an offer to repurchase the Unsecured Exchange Notes following the occurrence of a change of control at a price in cash equal to 101% (or 100% in the case of Unsecured Exchange Notes held by the Commitment Parties or their respective affiliates other than Asset Management Affiliates (as defined in the Fee Letter)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Annex II to Exhibit C -2

Optional Redemption:
The Unsecured Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the fourth anniversary of the date of funding of the Unsecured Bridge Loans. Thereafter, each Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Unsecured Exchange Note, which premium shall decline ratably on each subsequent anniversary of such funding date to zero on the date that is two years prior to the maturity of the Unsecured Exchange Notes.

Notwithstanding the foregoing, unless a Demand Failure Event has occurred and is continuing, any Unsecured Exchange Notes held by the Commitment Parties or their respective affiliates other than Asset Management Affiliates may be repaid, in whole or in part, in minimum denominations to be agreed, at par plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

Prior to the fourth anniversary of the date of funding of the Unsecured Bridge Loans, the Borrower may redeem such Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of such funding date plus 50 basis points.

Prior to the third anniversary of such funding date, the Borrower may redeem up to 35% of such Unsecured Exchange Notes with proceeds from an equity issuance at a price equal to par plus the coupon on such Unsecured Exchange Notes.

The optional redemption provisions will be otherwise consistent with the Documentation Principles as applied to transactions of this kind.

Defeasance Provisions:	Consistent with the Documentation Principles as applied to transactions of this kind.

Modification:	Consistent with the Documentation Principles as applied to transactions of this kind.

Annex II to Exhibit C -3

Registration Rights:
The Borrower will use commercially reasonable efforts to file after the first issuance of the Unsecured Exchange Notes and use commercially reasonable efforts to cause to become effective, a shelf registration statement with respect to the Unsecured Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as defined below). If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until one year from the effectiveness of the Shelf Registration Statement. If within 365 days from the first issuance of the Unsecured Exchange Notes, a Shelf Registration Statement for the Unsecured Exchange Notes has not been declared effective or the Borrower has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Borrower has offered registered notes having terms identical to the Senior Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Unsecured Exchange Notes, then the Borrower will pay liquidated damages of 0.25% per annum on the principal amount of Unsecured Exchange Notes outstanding to holders of Transfer Restricted (to be defined in a manner to be agreed) Unsecured Exchange Notes from and including the 366th day after the date of the issuance of any Unsecured Exchange Note (the “Default Registration Date”) to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Unsecured Exchange Notes). Such liquidated damages shall increase by 0.25% per annum on the date that is three months after the Default Registration Date and on each date occurring three months thereafter, to a maximum increase in interest of 1.00%. The Borrower will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Covenants:
Consistent with the Documentation Principles as applied to transactions of this kind (but in any event less restrictive than those in the Senior Secured Credit Facilities and with a reporting covenant appropriate for transactions of this kind).

Events of Default:	Consistent with the Documentation Principles as applied to transactions of this kind (but in any event less restrictive than those in the Senior Facilities).

Annex II to Exhibit C -4

EXHIBIT D
Project Prism
Summary of Additional Conditions4

The initial borrowings under the Credit Facilities shall be subject to the following conditions:

1.
The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, dated December 20, 2011, without giving effect to any amendments, consents or waivers by you thereto that are material and adverse to the Lenders or the Lead Arranger (as reasonably determined by the Lead Arranger), without the prior consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not material and adverse to the interests of the Lenders or the Lead Arranger, but shall reduce the Term Facility and the Unsecured Bridge Facility (or Unsecured Notes) ratably and (b) any amendment to the definition of “Material Adverse Change” or “Material Adverse Effect” is material and adverse to the interests of the Lenders and the Lead Arranger).

2.	No Material Adverse Change (as defined in the Acquisition Agreement) has occurred which is not capable of remedy prior to the Closing Date.

3.
Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Senior Administrative Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

4.
The Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 15 days prior to the Closing Date by the Administrative Agent or the Lead Arranger that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

4
Capitalized terms used in this Exhibit E shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”).  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

5.
The execution and delivery of (i) the Credit Facilities Documentation, in the case of the Senior Secured Credit Facilities and the Unsecured Bridge Loan Documentation, in the case of the Unsecured Bridge Facility, which shall, in each case, be consistent with the Commitment Letter and Term Sheets and subject to the Certain Funds Provision set forth in the Commitment Letter and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor and a solvency certificate of the Borrower’s chief financial officer, chief accounting officer or other officer with equivalent duties (certifying that, after giving effect to the Transactions, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form set forth in Annex I attached to this Exhibit D.

6.
The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7.
As a condition to the availability of the Unsecured Bridge Facility, (a) the Borrower shall have provided the Commitment Parties with a customary preliminary offering memorandum  containing all customary information (other than a “description of notes” and information customarily provided by the Commitment Parties or their counsel), including financial statements, pro forma financial statements, business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood to include statements of net assets to be sold and statements of revenues and direct operating expenses of Prism, but not to include consolidating and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A) or that would be necessary for the Commitment Parties to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Unsecured Notes, as well as drafts of customary comfort letters (which shall provide “negative assurance” comfort) by independent auditors of the Borrower which such auditors are prepared to issue upon completion of customary procedures and (b) the Commitment Parties shall have been afforded a period (the “Notes Marketing Period”) of at least 15 consecutive business days commencing on or after January 3, 2012 and upon receipt of the information described in clause (a) to seek to place the Unsecured Notes with qualified purchasers thereof; provided  that the Notes Marketing Period will not be deemed to have commenced if (A) the Notes Marketing Period is not completed prior to the Comfort Letter End Date or (B) a Competition Condition (as defined in the Acquisition Agreement) is not satisfied or waived in accordance with the Acquisition Agreement on the Comfort Letter End Date, in which case the Notes Marketing Period shall not be deemed to commence until (x) the Notes Marketing Period would have otherwise commenced in accordance with the terms hereof and (y) the receipt by the Commitment Parties of the information described in clause (a) which contains audited statements of net assets to be sold and related statements of revenue and direct operating expenses of Prism for the fiscal year ending December 31, 2011.  If you shall in good faith reasonably believe that the Borrower has delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant to clause (a) of this Paragraph 7, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe it completed any such delivery), in which case the Borrower shall be deemed to have satisfied its requirements under clause (a) of this Paragraph 7 on the date specified in such notice and the Notes Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Lead Arrangers in good faith reasonably believe that the Borrower has not delivered the preliminary offering memorandum together with the information and data required to be delivered pursuant to clause (a) of this Paragraph 7 and, within three business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity which information is required to satisfy the Borrower’s requirements under clause (a) of this Paragraph 7 for purposes of compliance with this condition only).

For purposes hereof, the “Comfort Letter End Date” means February 10, 2011 or such later date (i) on which independent accountants delivering customary “comfort” letters in connection with the offering of Unsecured Notes are able to give “negative assurance” comfort or (ii) to which the Lead Arrangers may agree.

8.
The Lead Arranger shall have received (a) audited consolidated balance sheets of Holdings and related statements of income, changes in equity and cash flows of Holdings for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (b) audited statements of net assets to be sold and related statements of revenues and direct operating expenses of Prism for the three most recent fiscal years ended at least 90 days prior to the Closing Date, (c) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Holdings for each subsequent fiscal quarter (other than the fourth fiscal quarter of Holdings’ fiscal year) after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date and (d) unaudited statements of net assets to be sold and related statements of revenues and direct operating expenses of Prism for the nine month period ended September 30, 2011 and the prior comparative period and for each subsequent fiscal quarter commencing with the quarter ending March 31,  2012; provided that filing of the required financial statements on form 10-K and form 10-Q by Holdings will satisfy the foregoing requirements with respect to Holdings and its subsidiaries.

9.
All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowing under the Term Facility, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).

10.	The Refinancing shall have been consummated or substantially concurrently with the initial borrowings under the Senior Credit Facilities, shall be consummated.

ANNEX I

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

PRESTIGE BRANDS, INC.

AND ITS SUBSIDIARIES

Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.

Annex I to Exhibit D -1

[Signature Page Follows]

Annex I to Exhibit D -2

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

PRESTIGE BRANDS, INC.

By
Name:
Title:

[Signature Page to Solvency Certificate]